Exhibit 3.2 – Amendment to the Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
Ontarget Staffing Inc..

Outarget Staffing Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY.

FIRST: That at a meeting of !he Board of Directors  of  Ontarget  Staffing  Inc resolution were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said  amendment to be advisable and calling a meeting of the stockholders of said corporation for  consideration  thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED. that the Certificate of  Incorporation on of this corporation be amended by changing the Article thereof numbered "FIRST'' so that,. as amended said Article shall be and read as follows:

FIRST:  The name of the corporation is: Fragmented Industry Exchange Inc

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special rneeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 2.22 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares  as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Se.ction 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Ontarget Staffing Inc has caused this certificate to be signed by its Authorized Officers this 14th day of August, 2013

BY:  //Mary Ellen Schloth
Name:  Mary Ellen Schloth
Title:  Sole Director/CE0